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                                                                    Exhibit 23.1


                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Catuity Inc. Stock Option Plan, the Catuity Inc. 2000 Director Stock Option Plan and certain Employee Options of our report dated February 18, 2000, with respect to the consolidated financial statements and schedule of Catuity Inc. for the year ended December 31, 1999 included in its Registration Statement on Form 10-12G dated March 21, 2000, as amended on April 7, 2000, May 15, 2000 and August 11, 2000, all filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP

Detroit, Michigan
December 18, 2000